Exhibit 99.2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange  Act of 1934, as amended, each of the undersigned hereby agrees to  the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Class A Common Stock, par value $0.01 per share, of Calamos Asset Management, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: July 27, 2012.

Alpine Investment Management, LLC

By:	/s/ Nicholas V. Tompras
Nicholas V. Tompras
Chief Executive Officer

Alpine Partners Management, LLC

By:	/s/ Nicholas V. Tompras
Nicholas V. Tompras
Managing Member

/s/ Nicholas V. Tompras
Nicholas V. Tompras